Filed Pursuant to Rule 424(b)(3)

Registration No. 333-140240

October 2008 Performance Update

The Frontier Fund Supplement Dated November 10, 2008 to Prospectus Dated May 27, 2008

T H E    F RO N T I E R    F U N D ’ S    G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

October performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 1	October 31, 2008	October 31, 2008	NAV / Unit
	MTD	YTD
Balanced Series-1	4.13%	16.02%	$117.71
Balanced Series-1a	4.12%	15.90%	$105.35
Campbell/Graham/Tiverton Series-1	6.84%	13.30%	$104.13
Currency Series-1	1.41%	-3.58%	$97.06
Long/Short Commodity Series-1	-2.82%	-0.02%	$101.45
Winton/Graham Series-1	5.78%	16.09%	$110.32
Winton Series-1	3.09%	6.66%	$121.42
Long Only Commodity Series-1	-24.11%	-25.78%	$82.22
Managed Futures Index Series-1	16.07%	18.58%	$119.28

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

*	The above table sets forth the actual performance for the Class and Series as of October 31, 2008. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND BALANCED SERIES- 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

October 31, 2008

(Unaudited)

Current Period
INCOME

Realized trading gain/(loss)	$4,864,531.95
Unrealized trading gain/(loss)	6,574,220.50
Less: commissions	(92,299.15)
Less: FCM fees	(120,434.20)
Foreign currency gain/(loss)	(148,113.34)
Interest income	117,786.36

Total Income	11,195,692.12

EXPENSES
Management fees	77,658.98
Incentive fees	1,526,836.20
Broker service fees	565,251.58

Total Expenses	2,169,746.76

Net Income (Loss)	$9,025,945.36

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	1,931,381.58818	$218,322,457.05	113.04
Current month additions	32,466.24479	3,739,809.10
Current month redemptions	(26,730.37005)	(3,072,289.18)
Net Income (loss) for current month		9,025,945.36

Net Asset Value, end of current month	1,937,117.46292	$228,015,922.33	117.71

	Monthly rate of return		4.13%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC 1660 Lincoln Street, Suite 100 Denver, Colorado 80264

On Behalf of the Frontier Fund - Balanced Series 1

THE FRONTIER FUND BALANCED SERIES - 1A

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

October 31, 2008

(Unaudited)

Current Period
INCOME

Realized trading gain/(loss)	$145,655.10
Unrealized trading gain/(loss)	196,866.20
Less: commissions	(2,773.34)
Less: FCM fees	(3,617.74)
Foreign currency gain/(loss)	(4,472.92)
Interest income	10,713.51

Total Income	342,370.81

EXPENSES

Trading Fee	6,612.78
Management fees	3,584.49
Incentive fees	45,763.71
Broker service fees	16,976.74

Total Expenses	72,937.72

Net Income (Loss)	$269,433.09

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	62,690.95688	$6,342,838.81	101.18
Current month additions	3,987.68448	406,674.98
Current month redemptions	(2,052.60530)	(210,695.72)
Net Income (loss) for current month		269,433.09

Net Asset Value, end of current month	64,626.03606	$6,808,251.16	105.35

	Monthly rate of return		4.12%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC 1660 Lincoln Street, Suite 100 Denver, Colorado 80264

On Behalf of the Frontier Fund - Balanced Series 1A

THE FRONTIER FUND CAMPBELL/GRAHAM/TIVERTON SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

October 31, 2008

(Unaudited)

Current Period
INCOME

Realized trading gain/(loss)	$1,838,725.23
Unrealized trading gain/(loss)	3,355,455.85
Less: commissions	(16,395.30)
Less: FCM fees	(29,894.85)
Foreign currency gain/(loss)	(80,124.89)
Interest income	34,763.42

Total Income	5,102,529.46

EXPENSES

Management fees	150,318.66
Incentive fees	727,730.12
Broker service fees	159,440.46

Total Expenses	1,037,489.24

Net Income (Loss)	$4,065,040.22

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	609,350.16663	$59,386,944.46	97.46
Current month additions	12,975.73305	1,338,986.85
Current month redemptions	(7,445.37723)	(763,980.05)
Net Income (loss) for current month		4,065,040.22

Net Asset Value, end of current month	614,880.52245	$64,026,991.48	104.13

	Monthly rate of return		6.84%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC 1660 Lincoln Street, Suite 100 Denver, Colorado 80264

On Behalf of the Frontier Fund - Campbell/Graham/Tiverton Series 1

THE FRONTIER FUND CURRENCY SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

October 31, 2008

(Unaudited)

Current Period
INCOME

Realized trading gain/(loss)	$92,220.08
Unrealized trading gain/(loss)	111,725.34
Less: FCM fees	(5,800.76)
Interest income	6,710.86

Total Income	204,855.52

EXPENSES

Management fees	5,035.83
Incentive fees	—
Broker service fees	30,550.74

Total Expenses	35,586.57

Net Income (Loss)	$169,268.95

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	125,026.84907	$11,966,128.85	95.71
Current month additions	1,909.38365	183,774.07
Current month redemptions	(2,830.42276)	(273,800.62)
Net Income (loss) for current month		169,268.95

Net Asset Value, end of current month	124,105.80996	$12,045,371.25	97.06

	Monthly rate of return		1.41%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC 1660 Lincoln Street, Suite 100 Denver, Colorado 80264

On Behalf of the Frontier Fund - Currency Series 1

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

October 31, 2008

(Unaudited)

Current Period
INCOME

Realized trading gain/(loss)	$(650,123.52)
Unrealized trading gain/(loss)	(490,588.33)
Less: commissions	(26,540.58)
Less: FCM fees	(20,850.89)
Foreign currency gain/(loss)	(576.96)
Interest income	83,635.31

Total Income	(1,105,044.97)

EXPENSES

Management fees	137,919.42
Incentive fees	69,775.97
Broker service fees	127,337.10

Total Expenses	335,032.49

Net Income (Loss)	$(1,440,077.46)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	494,209.97873	$51,589,346.62	104.39
Current month additions	10,339.35070	1,059,421.02
Current month redemptions	(22,584.38823)	(2,315,309.18)
Net Income (loss) for current month		(1,440,077.46)

Net Asset Value, end of current month	481,964.94120	$48,893,381.00	101.45

	Monthly rate of return		-2.82%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC 1660 Lincoln Street, Suite 100 Denver, Colorado 80264

On Behalf of the Frontier Fund - Long/Short Commodity Series 1

THE FRONTIER FUND WINTON/GRAHAM SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

October 31, 2008

(Unaudited)

Current Period
INCOME

Realized trading gain/(loss)	$886,412.86
Unrealized trading gain/(loss)	767,153.21
Less: commissions	(6,893.16)
Less: FCM fees	(9,100.91)
Foreign currency gain/(loss)	(6,107.83)
Interest income	14,503.84

Total Income	1,645,968.01

EXPENSES

Management fees	45,664.73
Incentive fees	138,939.23
Broker service fees	65,788.50

Total Expenses	250,392.46

Net Income (Loss)	$1,395,575.55

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	227,857.37443	$23,765,243.59	104.30
Current month additions	23,020.33325	2,514,680.06
Current month redemptions	(3,433.97546)	(376,556.21)
Net Income (loss) for current month		1,395,575.55

Net Asset Value, end of current month	247,443.73222	$27,298,942.99	110.32

	Monthly rate of return		5.78%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC 1660 Lincoln Street, Suite 100 Denver, Colorado 80264

On Behalf of the Frontier Fund - Winton/Graham Series 1

THE FRONTIER FUND WINTON SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

October 31, 2008

(Unaudited)

Current Period
INCOME

Realized trading gain/(loss)	$1,270,401.03
Unrealized trading gain/(loss)	806,941.04
Less: commissions	(3,424.33)
Less: FCM fees	(23,928.44)
Foreign currency gain/(loss)	(37,782.23)
Interest income	32,826.85

Total Income	2,045,033.92

EXPENSES

Management fees	95,717.75
Incentive fees	—
Broker service fees	151,777.27

Total Expenses	247,495.02

Net Income (Loss)	$1,797,538.90

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	494,129.48974	$58,196,947.12	117.78
Current month additions	197.65601	23,717.53
Current month redemptions	(4,799.13043)	(581,006.17)
Net Income (loss) for current month		1,797,538.90

Net Asset Value, end of current month	489,528.01532	$59,437,197.38	121.42

	Monthly rate of return		3.09%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC 1660 Lincoln Street, Suite 100 Denver, Colorado 80264

On Behalf of the Frontier Fund - Winton Series 1

THE FRONTIER FUND LONG ONLY COMMODITY SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

October 31, 2008

(Unaudited)

Current Period
INCOME

Realized trading gain/(loss)	$(1,308,194.01)
Unrealized trading gain/(loss)	(5,476.26)
Less: commissions	—
Less: FCM fees	(1,921.05)
Foreign currency gain/(loss)	—
Interest income	7,473.98

Total Income	(1,308,117.34)

EXPENSES

Management fees	4,460.98
Incentive fees	—
Broker service fees	7,552.17

Total Expenses	12,013.15

Net Income (Loss)	$(1,320,130.49)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	51,318.27403	$5,559,859.94	108.34
Current month additions	109.67503	9,607.44
Current month redemptions	(2,729.60371)	(245,222.99)
Net Income (loss) for current month		(1,320,130.49)

Net Asset Value, end of current month	48,698.34535	$4,004,113.90	82.22

	Monthly rate of return		-24.11%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC 1660 Lincoln Street, Suite 100 Denver, Colorado 80264

On Behalf of the Frontier Fund - Long Only Commodity Series 1

THE FRONTIER FUND MANAGED FUTURES INDEX SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

October 31, 2008

(Unaudited)

Current Period
INCOME

Realized trading gain/(loss)	$267,360.21
Unrealized trading gain/(loss)	(19,549.27)
Less: commissions	(249.25)
Less: FCM fees	(560.48)
Foreign currency gain/(loss)	(1,082.28)
Interest income	2,874.02

Total Income	248,792.95

EXPENSES

Management fees	2,242.52
Incentive fees	—
Broker service fees	2,910.77

Total Expenses	5,153.29

Net Income (Loss)	$243,639.66

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	14,929.98646	$1,534,247.59	102.76
Current month additions	1,197.64426	143,149.88
Current month redemptions	(517.67849)	(59,116.23)
Net Income (loss) for current month		243,639.66

Net Asset Value, end of current month	15,609.95223	$1,861,920.90	119.28

	Monthly rate of return		16.07%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC 1660 Lincoln Street, Suite 100 Denver, Colorado 80264

On Behalf of the Frontier Fund - Managed Futures Index Series 1